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                                                                    EXHIBIT 5.01

                           HUTCHESON & GRUNDY, L.L.P.
                         1200 Smith Street, Suite 3300
                              Houston, Texas 77002


                                November 4, 1997


Denali Incorporated
1360 Post Oak Blvd., Suite 2470
Houston, Texas  77056

Gentlemen:

         Denali Incorporated, a Delaware corporation (the "Company"), has filed with the Securities & Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement") relating to the proposed sale by the Company in a public offering of an aggregate of up to 2,100,000 shares of Common Stock (the "Securities") of the Company. Said Securities are proposed to be sold in a "firm commitment" underwritten public offering pursuant to a proposed Underwriting Agreement with Morgan Keegan & Company, Inc. and Rauscher Pierce Refsnes, Inc. as the representatives of the underwriters named therein (the "Underwriters"). An additional 315,000 shares of Common Stock will be subject to an option from the Company to the Underwriters, exercisable during a 30-day period after the date of the Prospectus to cover over-allotments.

         In connection with this opinion, we have examined original, photostatic or certified copies of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing and upon such matters of law as we have deemed necessary and appropriate, we are of the opinion that the Securities proposed to be sold to the public, pursuant to the Underwriting Agreement proposed to be entered into by and between the Company and the Underwriters, have been duly and validly authorized, and upon the delivery of the Securities and payment therefor pursuant to the terms of the aforesaid Underwriting Agreement, the Securities will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       HUTCHESON & GRUNDY, L.L.P.


                                       By: /s/ E. SCOTT LINEBERRY
                                           ----------------------------
                                           E. Scott Lineberry